Exhibit 107
Calculation of Filing Fee Table

Form S-3
(Form Type)

Applied Digital Corporation
(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (1) (3)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value (3)	Rule 457(o)	-	-	-	0.0001102	(2)
	Equity	Preferred Stock, $0.001 par value (4)	Rule 457(o)	-	-	-	0.0001102	(2)
	Equity	Warrants (5)	Rule 457(o)	-	-	-	0.0001102	(2)
	Unallocated (Universal) Shelf (1)	(1)	Rule 457(o)	-	-	-	0.0001102	$19,285.00
	Total Offering Amounts					$175,000,000.00	0.0001102	$19,285.00
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fees Due							$19,285.00

(1)The amount to be registered consists of up to $175,000,000 of an indeterminate amount of common stock, preferred stock and/or warrants. There is also being registered hereunder such currently indeterminate number of (i) shares of common stock or warrants of the registrant as may be issued upon conversion of, or in exchange for, convertible or exchangeable preferred stock registered hereby, or (ii) shares of preferred stock or common stock as may be issued upon exercise of warrants registered hereby, as the case may be, including under any applicable antidilution provisions. Any securities registered hereunder may be sold separately or together with other securities registered hereunder.

(2)The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3.

(3)Including such indeterminate amount of common stock as may be issued from time to time at indeterminate prices or upon conversion of preferred stock registered hereby, or upon exercise of warrants registered hereby, as the case may be.

(4)Including such indeterminate amount of preferred stock as may be issued from time to time at indeterminate prices or upon conversion of preferred stock registered hereby, or upon exercise of warrants registered hereby, as the case may be.

(5)Warrants may be sold separately or together with any of the securities registered hereby and may be exercisable for shares of common stock or preferred stock registered hereby. Because the warrants will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.